SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

                              (Amendment No.   )
                               ----------------

Filed by the Registrant |x|
Filed  by a party other than the Registrant |  |
Check the appropriate box:
|  |   Preliminary Proxy Statement
|  |   Confidential, for use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
|x |   Definitive Proxy Statement
|  |   Definitive Additional Materials
|  |   Soliciting material under Rule 14a-12

                              Loews Corporation
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                    N/A
------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|x |   No fee required.
|  |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
       and 0-11.
(1)  Title of each class of securities to which transaction applies:  N/A
------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:  N/A
------------------------------------------------------------------------------
(5)  Total fee paid:  N/A
------------------------------------------------------------------------------
|  |   Fee paid previously with preliminary materials.
|  |   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:  N/A
------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:  N/A
------------------------------------------------------------------------------
(3)  Filing party:  N/A
------------------------------------------------------------------------------
(4)  Date filed:  N/A
------------------------------------------------------------------------------


                                    [LOGO]

                                    LOEWS
                                 CORPORATION

                               667 Madison Avenue
                          New York, New York  10021-8087

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 14, 2002

To the Shareholders:

  The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 14, 2002, at 11:00 A.M. New York City Time, for the following purposes:

..     To elect thirteen directors;

..     To consider and act upon a proposal to ratify the appointment by the
      Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

..     To consider and act upon seven shareholder proposals; and

..     To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 18, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                                     BARRY HIRSCH
                                                      Secretary


Dated:  March 27, 2002

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                     LOEWS
                                  CORPORATION




                                PROXY STATEMENT
                                ---------------


  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 14, 2002. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 27, 2002. The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

  The Company has two classes of common stock outstanding and eligible to vote at the meeting, namely its Common Stock ("Common Stock") and Carolina Group stock ("Carolina Group stock"). As of March 18, 2002, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 191,505,000 shares of Common Stock and 40,250,000 shares of Carolina Group stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Carolina Group stock is entitled to 1/10 of a vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the thirteen nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present.

  The Board of Directors of the Company has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations in relation to shareholder meetings that identify how an individual shareholder has voted will be kept confidential from the Company and its employees, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of the Company's transfer agent or another third party, and not employees of the Company.


Principal Shareholders

  The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of any class of the Company's voting securities. Except as otherwise noted this information is as of February 28, 2002, and each person has sole voting and investment power with respect to the shares set forth.

                                                      Amount
                                                   Beneficially     Percent
Name and Address             Title of Class            Owned        of Class
----------------             --------------        ------------     --------

Laurence A. Tisch (1) ...     Common Stock         30,095,756(2)       15.7%
667 Madison Avenue
New York, NY 10021-8087

Preston R. Tisch (1) ....     Common Stock         29,983,184(3)       15.7%
667 Madison Avenue
New York, NY 10021-8087

FMR Corp. ("FMR") (4) ... Carolina Group stock      6,346,600          15.8%
82 Devonshire Street
Boston, MA 02109

  (1)  Laurence A. Tisch and Preston R. Tisch are each Co-Chairman of the
Board of the Company, and are brothers. James S. Tisch, President and Chief
Executive Officer and a director of the Company, and Andrew H. Tisch, Chairman of the Executive Committee and a director of the Company, are sons of Mr. L.A.
Tisch. Jonathan M. Tisch, Chairman and Chief Executive Officer of Loews Hotels and a director of the Company, is the son of Mr. P.R. Tisch. Each of Messrs.
J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company's Office of the President.

  (2) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. L.A. Tisch and 4,000,000 shares of Common Stock held by Mr. L.A. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power. Also includes an aggregate of 11,477,760 shares of Common Stock beneficially owned by Andrew H. Tisch, Daniel R. Tisch, James S.
Tisch and Thomas J. Tisch, each of whom is a son of Mr. L.A. Tisch. Such shares were reported in a Schedule 13D filed with the Securities and Exchange
Commission by Mr. L.A. Tisch and his sons which stated that the filing persons were filing jointly solely for information purposes because of their family relationships. However, they did not affirm that they constituted a "group" for any purpose, and each such person expressly disclaimed beneficial ownership of any shares beneficially owned by any other such person.

  (3) Includes 440,000 shares of Common Stock held of record by the wife of Mr. P.R. Tisch and 5,755,188 shares of Common Stock held by Mr. P.R. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power.

  (4)  This information is based on a Schedule 13G report filed by FMR.
According to the report, Fidelity Management & Research Company, a subsidiary of FMR, acts as an investment advisor to

                                     2

various investment companies and, as such, has sole dispositive power only with respect to 6,235,000 shares, representing 15.5% of the class outstanding.
Other subsidiaries of FMR have sole dispositive and voting power with respect to 111,600 shares. The Schedule 13G report was filed jointly by FMR and certain of its affiliates, including Edward C. Johnson 3d, the Chairman of FMR, and Abigail P. Johnson, a director of FMR.

Director and Officer Holdings

  The following table sets forth certain information as to the shares of the Company's voting securities beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group, at February 28, 2002, based on data furnished by them.

                                                   Amount
                                                 Beneficially        Percent
Name                          Title of Class       Owned (1)        of Class
----                          --------------     ------------       --------

Joseph L. Bower               Common Stock              400 (2)         *
John Brademas                 Common Stock            3,020 (3)         *
Paul J. Fribourg              Common Stock           13,600 (4)         *
Peter W. Keegan               Common Stock           11,250 (5)         *
Bernard Myerson               Common Stock           64,600 (6)         *
Edward J. Noha                Common Stock            3,800 (7)         *
Michael F. Price              Common Stock           51,600 (8)         *
Arthur L. Rebell              Common Stock           12,250 (9)         *
Gloria R. Scott               Common Stock              800(10)         *
Andrew H. Tisch               Common Stock        2,784,500(11)        1.5%
James S. Tisch                Common Stock        2,940,500(12)        1.5%
Jonathan M. Tisch             Common Stock          778,704(13)         *
Laurence A. Tisch             Common Stock       18,617,996(14)        9.7%
Preston R. Tisch              Common Stock       29,983,184(15)       15.7%
Fred Wilpon                   Common Stock            1,600(16)         *
All executive officers and    Common Stock       55,857,104(17)       29.1%
 directors as a group
 (24 persons including
 those listed above)

* Represents less than 1% of the outstanding shares.

  (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.
  (2) Represents 400 shares of Common Stock issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (the "Loews
Stock Option Plan") which are currently exercisable.
  (3) Includes 800 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.
  (4) Includes 12,000 shares owned by an affiliate of ContiGroup Companies, Inc. ("ContiGroup"). Mr. Fribourg is an executive officer of ContiGroup. Mr.
Fribourg disclaims beneficial interest in these

                                     3

shares. Also includes 1,600 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.
  (5) Represents 11,250 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.
  (6) Includes 1,600 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Myerson's wife owns 5,000 shares of Common Stock as to which he disclaims any beneficial interest.
  (7) Includes 800 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Noha owns beneficially 1,647 shares of the common stock of CNA Financial Corporation, an 89% owned subsidiary of the Company ("CNA").
  (8) Includes 1,600 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Price owns beneficially 20,400 shares of the common stock of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company.
  (9) Includes 11,250 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Rebell owns beneficially 7,034 shares of CNA common stock, including 2,520 shares with respect to which he has shared voting and investment power, and 4,000 shares of the common stock of Diamond
Offshore Drilling, Inc., a 53% owned subsidiary of the Company ("Diamond
Offshore"), including 3,500 shares issuable upon the exercise of options which are currently exercisable.
  (10) Represents 800 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.
  (11) Includes 15,000 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 2,765,500 shares of Common Stock held by trusts of which Mr. A.H. Tisch is the managing trustee and beneficiary. In addition, 40,000 shares of Common Stock are held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.
  (12) Includes 15,000 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 2,765,500 shares of Common Stock held by trusts of which Mr. J.S. Tisch is the managing trustee and beneficiary. In addition, 100,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S.
Tisch owns beneficially 10,000 shares of Diamond Offshore common stock, including 5,000 shares issuable upon the exercise of options which are currently exercisable, and 6,100 shares of CNA common stock, held by a trust of which Mr. J.S. Tisch is the managing trustee and beneficiary.
  (13) Includes 15,000 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 618,704 shares of Common Stock held by a trust of which Mr. J.M. Tisch is the managing trustee and beneficiary. In addition, 110,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.
  (14) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. L.A. Tisch and 4,000,000 shares of Common Stock held by Mr. L.A. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power. Does not include 11,477,760 shares of Common
Stock held by the sons of Mr. L.A. Tisch as reported on the Principal
Shareholders table.

                                     4

  (15) Includes 440,000 shares of Common Stock held of record by the wife of Mr. P.R. Tisch and 5,755,188 shares of Common Stock held by Mr. P.R. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power.
  (16) Represents 1,600 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.
  (17) Includes 108,000 shares of Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

                           ELECTION OF DIRECTORS
                             (Proposal No. 1)

  Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at thirteen. Accordingly, action will be taken at the meeting to elect a Board of thirteen directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

  Joseph L. Bower, 64 - Donald K. David Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc., Brown Shoe Company, Inc., ML Lee Acquisition Funds, New America High Income Fund, Inc., Sonesta International Hotels Corporation and T H Lee-Putnam EO Fund. He has been a director of the Company since November 2001.

  John Brademas, 75 - President Emeritus of New York University. Mr. Brademas is also a director of Kos Pharmaceuticals, Inc. Mr. Brademas has been a director of the Company since 1982 and is a member of the Incentive Compensation Committee.

  Paul J. Fribourg, 48 - Chairman of the Board, President and Chief Executive Officer of ContiGroup (cattle feeding and pork and poultry production). Mr. Fribourg is also a director of Wyndham International, Inc. He has been a director of the Company since 1997 and is a member of the Audit Committee.

  Bernard Myerson, 84 - Retired, formerly Chairman Emeritus of Sony Theatre Management Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

  Edward J. Noha, 74 - Chairman of the Board of CNA. Mr. Noha has been a director of the Company since 1975.

                                     5

  Michael F. Price, 50 - Chairman of the Board of Franklin Mutual Advisers and Franklin Mutual Series Fund since 1998. Prior thereto, he had been chief executive officer, president and chairman of these entities. Mr. Price is also a director of Canary Wharf Group plc. He has been a director of the Company since 2000 and is a member of the Audit Committee.

  Gloria R. Scott, 63 - Former President of Bennett College in Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990 and is a member of the Audit Committee.

  Andrew H. Tisch, 52 - Chairman of the Executive Committee and a member of the Office of the President of the Company since 1999. Prior thereto he had been chairman of the Management Committee of the Company. Mr. Tisch is chairman of the board of Bulova and a director of Zale Corporation and Canary Wharf Group plc. Mr. Tisch has been a director of the Company since 1985.

  James S. Tisch, 49 - President and Chief Executive Officer and a member of the Office of the President of the Company since 1999. Prior thereto he had been president and chief operating officer of the Company since 1994. He is also a director of CNA, Vail Resorts, Inc. and Baker, Fentress & Company and chairman of the board and chief executive officer of Diamond Offshore. Mr. Tisch has been a director of the Company since 1986 and is a member of the Finance Committee.

  Jonathan M. Tisch, 48 - Chairman and Chief Executive Officer of Loews Hotels since 2001, and a member of the Office of the President of the Company since 1999. Prior to 2001, Mr. Tisch had been president and chief executive officer of Loews Hotels. He has been a director of the Company since 1986 and is a member of the Executive Committee.

  Laurence A. Tisch, 79 - Co-Chairman of the Board of the Company. Prior to 1999, Mr. Tisch had also been co-chief executive officer of the Company. Mr. Tisch is chief executive officer of CNA and a director of CNA and Bulova. Mr. Tisch also serves as a director of Automatic Data Processing, Inc. He has been a director of the Company since 1959 and is a member of the Finance Committee.

  Preston R. Tisch, 75 - Co-Chairman of the Board of the Company. Prior to 1999, Mr. Tisch had also been co-chief executive officer of the Company. Mr. Tisch had been a director of the Company from 1960 to 1986, when he resigned to serve as postmaster general of the United States. He was re-elected a director of the Company in March 1988. He is a director of Bulova, CNA and Hasbro, Inc.

  Fred Wilpon, 65 - Chairman of the Board of Sterling Equities, Inc. (real estate investments) and president, chief executive officer and co-owner of Sterling Doubleday Enterprises, L.P. (New York Mets baseball team). Mr. Wilpon is also a director of Bear Stearns Companies, Inc. He has been a director of the Company since 2000 and is a member of the Incentive Compensation Committee.

                                     6

Committees

  The Company has an Audit Committee, a Finance Committee, an Incentive Compensation Committee and an Executive Committee. The Company has no nominating committee or compensation committee.

Attendance at Meetings

  During 2001 there were seven meetings of the Board of Directors, seven meetings of the Audit Committee and five meetings of the Incentive Compensation Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director serves.

Section 16(a) Beneficial Ownership Reporting Compliance

  During 2001 Michael F. Price filed a report disclosing one transaction in the Company's securities ten days late.

Director Compensation

  Each director who is not an employee of the Company may elect to receive, for one or more calendar quarters each year, either an award of an option to purchase 400 shares of the Company's Common Stock in accordance with the terms of the Loews Stock Option Plan, or $6,250, for serving as a director. In addition, members of the Audit Committee and of the Incentive Compensation Committee are paid $1,000 for each meeting attended.

                            AUDIT COMMITTEE REPORT

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information of the Company, the Company's systems of internal accounting, the Company's financial controls, and the annual independent audit of the Company's financial statements. The Company's Board of Directors has adopted a written charter under which the Audit Committee operates and has determined that all members of the Committee are "independent" in accordance with the currently applicable rules of The New York Stock Exchange. The Company's management is responsible for its financial statements and reporting process, including its system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

  In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001 with the Company's management and independent auditors. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the

                                     7

Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has considered whether the provision of non-audit services provided by the auditors is compatible with maintaining the auditors' independence.

  The members of the Audit Committee are not experts in the fields of accounting or auditing, including in respect of auditor independence, and rely without independent verification on the information provided to them by management and the independent auditors and on management's representation that the Company's financial statements have been prepared with integrity and objectivity. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the Company's financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

  Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

By the Audit Committee:  Paul J. Fribourg   Michael F. Price   Gloria R. Scott

                            EXECUTIVE COMPENSATION

  The following table sets forth information for the years indicated regarding the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of December 31, 2001 (the "Named Executive Officers"), for services in all capacities to the Company and its subsidiaries.

                                     8

                          SUMMARY COMPENSATION TABLE


                                                                   Long Term
                                   Annual Compensation            Compensation
                       --------------------------------------    -------------


                                                                   Securities
                                                                   Underlying        All Other
Name and Position          Year     Salary(1)       Bonus           Options         Compensation
-----------------          ----     --------        -----          ----------       ------------

J.S. Tisch                2001      $1,294,388(2)           (3)       20,000          $50,955(4)
Chief Executive           2000       1,284,657(2)   $425,000(3)       20,000           56,475(4)
Officer, Office           1999       1,323,146(2)    325,000(3)                        53,812(4)
of the President

A.H. Tisch                2001         993,388                        20,000            8,652(5)
Chairman of               2000         985,782       425,000(3)       20,000           16,316(5)
the Executive             1999       1,021,146       325,000(3)                        14,940(5)
Committee,
Office of the
President

J.M. Tisch                2001         993,388                        20,000            8,189(5)
Chairman and              2000         983,657       425,000(3)       20,000           14,245(5)
Chief Executive           1999       1,021,146       325,000(3)                        13,016(5)
Officer of
Loews Hotels,
Office of
the President

A.L. Rebell               2001         983,478     1,200,000(6)       15,000            6,513(5)
Senior Vice               2000         983,507       950,000(6)       15,000            6,800(5)
President, Chief          1999         999,242       527,000(6)                         6,400(5)
Investment
Officer

P.W. Keegan               2001         997,031        50,000(7)       15,000            6,800(5)
Senior Vice               2000         901,940                        15,000            6,800(5)
President, Chief          1999         855,661       200,000(7)                         6,400(5)
Financial Officer

  (1)  Salary includes payments to the named individual based on benefit choices under the
Company's flexible benefits plan.
  (2)  Includes compensation for services as chief executive officer of Diamond Offshore of
$300,000 for each of 2001, 2000 and 1999.
  (3)  Represents payouts under the Company's Incentive Compensation Plan for Executive Officers
(the "Incentive Compensation Plan") based upon awards granted in 2000 and 1999. Does not include any bonus which may be granted to Mr. J.S. Tisch by Diamond Offshore pursuant to its Management
Bonus Program based on service during 2001, the amount of which is not currently calculable.

                                     9

  (4)  Includes the annual contribution under the Company's Employees Savings
Plan and related allocation under the Company's Benefit Equalization Plan (see
"Pension Plan," below) aggregating $8,192, $14,247 and $13,019 for 2001, 2000 and 1999, respectively. Also includes director's fees paid by CNA amounting to $35,000 for 2001, and $33,000 for each of 2000 and 1999, and insurance premiums and retirement plan contributions paid by Diamond Offshore of $7,763 for 2001, $9,228 for 2000 and $7,793 for 1999.
  (5)  Represents the annual contribution under the Company's Employees
Savings Plan and related allocation under the Benefit Equalization Plan.
  (6) Includes, for 2000, a payout under the Incentive Compensation Plan in the amount of $800,000 based on an award granted in 2000, and, for 2001, 2000 and 1999, supplemental retirement account credits, exclusive of interest and pay-based credits (see "Employment Agreements," below) of $1,200,000, $150,000 and $527,000, respectively.
  (7) Includes, for 2001 and 1999, supplemental retirement account credits, exclusive of interest credits (see "Employment Agreements," below), of $50,000 and $200,000, respectively.

Stock Option Plan

  The following table sets forth information regarding grants of options to acquire shares of Common Stock under the Loews Stock Option Plan that were made during the fiscal year ended December 31, 2001 to each of the Named Executive Officers.

                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable Value
                                                                       at Assumed Rates of Stock
                                                                        Price Appreciation for
                               Individual Grants(1)                           Option Term
              ------------------------------------------------------- --------------------------

                                Percent of
                 No. of        Total Options
               Securities       Granted to      Exercise
               Underlying       Employees      Price Per   Expiration
   Name      Option Granted   in Fiscal Year    Share(2)      Date           5%         10%
   ----      --------------   --------------   ---------   ----------        --         ---

J.S. Tisch        20,000           7.02%          $46.71     1/24/11       $583,522   $1,482,459

A.H. Tisch        20,000           7.02            46.71     1/24/11        583,522    1,482,459

J.M. Tisch        20,000           7.02            46.71     1/24/11        583,522    1,482,459

A.L. Rebell       15,000           5.27            46.71     1/24/11        437,641    1,111,844

P.W. Keegan       15,000           5.27            46.71     1/24/11        437,641    1,111,844

  (1)  Options granted in 2001 to each of the named individuals become exercisable at a rate of
25% per year beginning on the first anniversary of the grant date.
  (2)  Represents 100% of the fair market value of the Common Stock on the grant date.

                                     10

  The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2001 by each of the Named Executive Officers.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR END OPTION VALUES

                 Shares                    Number of Securities         Value of Unexercised
                Acquired      Value       Underlying Unexercised        In-the-Money Options
Name          on Exercise   Realized    Options at Fiscal Year-End     at Fiscal Year-End (1)
----          -----------   --------    --------------------------   --------------------------

                                        Exercisable  Unexercisable   Exercisable  Unexercisable
                                        -----------  -------------   -----------  -------------

J.S. Tisch         0            --           5,000       35,000       $128,425      $567,675

A.H. Tisch         0            --           5,000       35,000        128,425       567,675

J.M. Tisch         0            --           5,000       35,000        128,425       567,675

A.L. Rebell        0            --           3,750       26,250         93,319       425,756

P.W. Keegan        0            --           3,750       26,250         93,319       425,756

  (1)  Fair market value of underlying securities as of December 31, 2001, minus the exercise price.

Employment Agreements

  The employment agreements the Company maintains with each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch expire on December 31, 2002. Each agreement provides for a basic salary of $900,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan. In addition, the Company has entered into a supplemental retirement agreement with each of the Messrs. Tisch supplementing the retirement benefits to which each is entitled under the Company's Retirement Plan (see "Pension Plan," below), pursuant to which each executive will become vested in an unfunded supplemental retirement account. On December 31, 2002 each account will be credited by the Company with $250,000 and the pay-based credit established under the Retirement Plan. In addition, on the last day of each calendar year each account will be credited with the interest credit established under the Retirement Plan. Upon retirement, each of the Messrs. Tisch will receive the value of his account in the form of an annuity or, if he so requests and the Company's Board of Directors approves, in a single lump sum payment.

  The Company has entered into a supplemental retirement agreement with Arthur
L. Rebell supplementing the retirement benefits to which he is entitled under the Retirement Plan, pursuant to which Mr. Rebell has become vested in an unfunded supplemental retirement account. On the last day of each calendar year this account will be credited with the interest credit established under the Retirement Plan. On the last day of each calendar year in which this account is credited by the Company with additional supplemental retirement benefits, it will also be credited with the pay-based credit for such year established under the Retirement Plan. Mr. Rebell will receive, upon his retirement, the value of the account in a single lump sum payment. The account has been credited with an aggregate amount of $2,127,000 (exclusive of interest and pay-based credits), including $1,200,000 credited in 2001.

  The Company has entered into a supplemental retirement agreement with Peter
W. Keegan supplementing the retirement benefits to which he is entitled under the Retirement Plan, pursuant to

                                     11

which Mr. Keegan has become vested in an unfunded supplemental retirement account. On the last day of each calendar year this account will be credited with the interest credit established under the Retirement Plan. Mr. Keegan will receive, upon his retirement, the value of the account in the form of an annuity or, if he so requests and the Company's Chief Executive Officer approves, in a single lump sum payment. The account has been credited with an aggregate amount of $250,000 (exclusive of interest credits), including $50,000 credited in 2001.

Pension Plan

  The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (the "Benefit Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefit Equalization Plan.

  The Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan each participant's account is increased annually by a "pay-based credit" based on a specified percentage of annual earnings (based on the participant's age) and an "interest credit" based on a specified interest rate (which is established annually for all participants), except for accounts of participants older than 65 years of age, which are increased only by the greater of those two amounts. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. In addition, awards under the Incentive Compensation Plan are deemed compensation for purposes of the Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

  Participants with at least five years of service whose combined age and years of service equaled at least 60, or at least 18 years of service whose combined age and service equaled at least 58 at January 1, 1998 (the year that the Retirement Plan was converted into a cash balance plan), are entitled to a minimum retirement benefit ("Minimum Benefit") equal to the benefit they would have earned under the Retirement Plan before its conversion to a cash balance plan. This Minimum Benefit is based upon the average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. The following table shows estimated annual benefits upon retirement under the Retirement Plan, based on the Minimum Benefit, for various average compensation and credited service based upon normal retirement at January 1, 2002 and a straight life annuity form of pension. Each of the Named Executive Officers qualifies for the Minimum Benefit except for Messrs. Rebell and Keegan. It is currently estimated that the balance of the account maintained under the Retirement Plan for Mr. Rebell will be approximately $4,427,251 when Mr. Rebell reaches the normal retirement age of 65, based on actual interest credits of 5.72% and 4.65% for 2001 and 2002, respectively, and assuming annual interest credits of 5.0% for 2003 and later and no increases in the amount of Mr. Rebell's earnings. It is currently estimated that the balance of the account maintained under the Retirement Plan for Mr. Keegan will be approximately

                                      12

$1,959,427 when Mr. Keegan reaches the normal retirement age of 65, based on actual interest credits of 5.72% and 4.65% for 2001 and 2002, respectively, and assuming annual interest credits of 5.0% for 2003 and later, and no increases in the amount of Mr. Keegan's earnings.

                              PENSION PLAN TABLE

Average Final                  Estimated Annual Pension for
Compensation            Representative Years of Credited Service
-------------           ----------------------------------------

                20         25         30          35          40         45
                --         --         --          --          --         --

$  400,000   $ 96,000   $128,000   $160,000  $  192,000  $  224,000 $  256,000
   600,000    144,000    192,000    240,000     288,000     336,000    384,000
   800,000    192,000    256,000    320,000     384,000     448,000    512,000
 1,000,000    240,000    320,000    400,000     480,000     560,000    640,000
 1,200,000    288,000    384,000    480,000     576,000     672,000    768,000
 1,400,000    336,000    448,000    560,000     672,000     784,000    896,000
 1,600,000    384,000    512,000    640,000     768,000     896,000  1,024,000
 1,800,000    432,000    576,000    720,000     864,000   1,008,000  1,152,000
 2,000,000    480,000    640,000    800,000     960,000   1,120,000  1,280,000
 2,200,000    528,000    704,000    880,000   1,056,000   1,232,000  1,408,000
 2,400,000    576,000    768,000    960,000   1,152,000   1,344,000  1,536,000

  The years of credited service of Messrs. A.H. Tisch, J.M. Tisch and J.S. Tisch are twenty-eight, twenty-two and twenty-four, respectively.

  Amounts paid to Mr. J.S. Tisch by Diamond Offshore included in the Summary Compensation Table are not covered by the Retirement Plan. Diamond Offshore maintains a tax qualified defined contribution retirement plan which provides that Diamond Offshore contribute 3.75% of each participant's defined compensation and match 25% of the first 6% of compensation voluntarily contributed by each participant. Participants are fully vested immediately upon enrollment in the plan. Diamond Offshore's 3.75% contribution on behalf of Mr. J.S. Tisch amounted to $6,375 in 2001.

             BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

  The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The Incentive Compensation Committee of the Board of Directors has been designated by the Board of Directors to administer and award grants under the Incentive Compensation Plan and Loews Stock Option Plan.

  The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To further this objective and provide incentives to motivate executive officers to achieve long term Company goals, as well as to provide incentive compensation opportunities to executive officers that are competitive with those of other companies, the Company has adopted the Loews Stock Option Plan.

                                     13

  The primary component of executive compensation of the Company's executive officers, however, is cash salary. Salary levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one survey, the consistency of the data presented. One of these surveys includes four of the ten companies included in the Standard & Poor's Financial Diversified Index (see "Stock Price Performance Graph," below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Chief Executive Officer

  The compensation of the Company's Chief Executive Officer for 2001 was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer. This employment agreement provides for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion. In addition, the Chief Executive Officer will receive a supplemental retirement benefit in 2002 pursuant to a supplemental retirement agreement negotiated between the Company and the Chief Executive Officer. Each of the Chief Executive Officer's employment agreement and supplemental retirement agreement has been reviewed by the Company's Incentive Compensation Committee and approved by the Board of Directors based on that committee's recommendation. Consistent with the compensation policy concerning executive officers generally, compensation to the Company's Chief Executive Officer also includes awards under the Company's Incentive Compensation Plan and grants of stock options under the Loews Stock Option Plan.

Internal Revenue Code

  Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

  To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has adopted the Incentive Compensation Plan for the purpose of causing the compensation expense associated with that plan to qualify as performance-based compensation. Under the Incentive Compensation Plan, the Incentive Compensation Committee may grant awards to executive officers based on the attainment of specified performance goals in relation to the after tax net income of the Company. In addition, compensation resulting from grants of options under the Loews Stock Option Plan will be considered to be "performance based" under the applicable provisions of the Internal Revenue Code.

                                     14


By the Board of Directors:    Joseph L. Bower     Michael F. Price     Jonathan M. Tisch
                              John Brademas       Gloria R. Scott      Laurence A. Tisch
                              Paul J. Fribourg    Andrew H. Tisch      Preston R. Tisch
                              Bernard Myerson     James S. Tisch       Fred Wilpon
                              Edward J. Noha

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                            CERTAIN TRANSACTIONS

  Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $5,106,060 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 2001.

  During 2001, the Company and its subsidiaries paid brokerage commissions aggregating approximately $283,243 to a securities firm in which Daniel R. Tisch, a son of Laurence A. Tisch, is a principal shareholder, officer and director. Similar transactions with such firm may be expected to occur in the future.

  Joseph L. Bower, a director of the Company and a Professor of Business Administration at Harvard University, provided consulting services to the Company during 2001, prior to his election to the Board of Directors in November 2001. Professor Bower was paid approximately $90,000 in consideration of these services.

  In September 2001, the Company provided a ten year loan to Arthur L. Rebell, its Chief Investment Officer and Senior Vice President, in the original principal amount of $550,000, with interest of 4.82% per annum payable annually. As of February 28, 2002, the outstanding amount of this loan was $562,519.

  In November 2001, Preston R. Tisch and his wife entered into an agreement with a subsidiary of the Company providing for a lease of an apartment at a hotel owned by that subsidiary. Mr. Tisch, with his wife, currently occupies that apartment for the convenience of the Company and such subsidiary at an incremental cost to the Company of approximately $660,000 in 2001. The lease will commence at such time as the Company determines that the occupancy of the apartment by Mr. Tisch is no longer for the benefit or convenience of the Company, and terminate following the deaths of Mr. and Mrs. Tisch, or at such earlier time following the third year of its commencement as the tenant may elect. The lease provides for rental payments in the aggregate amount of $660,000 per year, subject to increases commencing in 2007 based upon increases in the applicable consumer price index. The terms of the lease were reviewed by the Company's Audit Committee together with an appraisal of the rental value of the apartment performed by an independent consultant, and approved by the Board of Directors upon that committee's recommendation. None of Messrs. P.R. Tisch, L.A. Tisch, A.H. Tisch, J.S. Tisch or J.M. Tisch participated in the Board's deliberation or vote on this matter.

                                     15

  In January 2002, an insurance subsidiary of CNA paid $241,314 to ContiGroup, of which Paul J. Fribourg, a director of the Company, is a shareholder, director and executive officer, in satisfaction of a claim made under a charterer's liability insurance policy purchased by ContiGroup in 2000.

  See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                       STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and the Standard & Poor's Financial Diversified Stock Index ("S&P Financial Diversified") for the five years ended December 31, 2001. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1996 and that all dividends were reinvested.


                          1996    1997      1998     1999      2000      2001
                          ----    ----      ----     ----      ----      ----

Loews Corporation          100   113.70    106.40    66.61    115.47    124.78
S&P 500 Index              100   133.36    171.48   207.56    188.66    166.24
S&P Financial Diversified  100   157.65    206.34   273.11    334.54    301.75

                                     16

                     RATIFICATION OF THE APPOINTMENT OF
                  INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                              (Proposal No. 2)

  The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 2002, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditors during 2001. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm declines to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

Audit Fees

  The aggregate fees, including expenses reimbursed, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the consolidated financial statements of the Company and its subsidiaries for 2001 and the reviews of the Company's quarterly financial statements during 2001 were approximately $6,231,000.

Financial Information Systems Design and Implementation Fees

  Deloitte & Touche was not engaged to perform information technology services relating to financial information systems design and implementation for the Company or its subsidiaries during 2001.

All Other Fees

  The aggregate fees, including expenses reimbursed, billed by Deloitte & Touche for services rendered to the Company and its subsidiaries, other than the services described above under "Audit Fees," for 2001 were approximately $12,483,000, including audit related services of approximately $2,486,000 and non-audit services of approximately $9,997,000. Audit related services generally include fees for consents and comfort letters, audits of the Company's employee benefit plans, accounting consultations, and work on registration statements filed by the Company with the Securities and Exchange Commission. The fees billed for non-audit services include approximately $7,264,000 billed by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

  The Company's Audit Committee has considered whether the provision of the non-audit services provided by Deloitte to the Company is compatible with maintaining Deloitte & Touche's independence.

  The Board of Directors recommends a vote FOR Proposal No. 2.

                                     17

                           SHAREHOLDER PROPOSALS

  The Company has been advised that the seven shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                     SHAREHOLDER PROPOSAL RELATING TO
                         POLITICAL CONTRIBUTIONS
                            (Proposal No. 3)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 244 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "RESOLVED: That the stockholders of Loews assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

    (a) The handing of contribution cards of a single political party to an employee by a supervisor.
    (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.
    (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.
    (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.
    (e) Placing a preponderance of contribution cards of one party at mail station locations.

  "REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Loews). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.

  "If you AGREE, please mark your proxy FOR this resolution."

         The Board of Directors recommends a vote AGAINST Proposal No. 3.

  Many of the practices described in this proposal would be in violation of both federal and state election laws. Those which are not prohibited are subject to Federal Election Commission and state regulations. The Board believes that no benefit to the Company or its shareholders would derive from imposing an additional set of restrictions. Accordingly, the Board of Directors recommends a vote against this proposal.

                                     18

                      SHAREHOLDER PROPOSAL RELATING TO
                      AN INDEPENDENT BOARD OF DIRECTORS
                             (Proposal No. 4)

  Laborers' District Council of Western Pennsylvania Pension Fund, 1109 Fifth Avenue, Pittsburgh, Pennsylvania 15219, owner of 12,000 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "Resolved, that the shareholders of Loews Corporation ("Company") request that the Company's Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     Employed by the company or an affiliate in an executive capacity; Employed by a firm that is one of the Company's paid advisors or consultants;
     Employed by a significant customer or supplier;
     Employed by a tax-exempt organization that receives significant contributions from the Company;
     Paid by the Company pursuant to any personal services contract with the Company;
     Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or
     Related to a member of management of the Company.

  "Statement of Support: The board of directors plays a critical role in determining a company's long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation's competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation's chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as 'director's greatest virtue' (Robert Rock, Chair of National Association of Corporate Directors, 'Directors and Boards,' Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

 "In order to best fulfill its responsibilities and ensure the corporation's long-term success, we believe that at least two-thirds of a board's members should be 'independent' directors. The Company's Board of Directors as presently composed does not meet the two-thirds independence standard. The Board is comprised of thirteen directors. According to the Company's proxy statement, Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. D.H. Chookaszian, B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                                     19

  "As long-term shareholders, we believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal."

  The Board of Directors recommends a vote AGAINST proposal No. 4.

  Individuals are selected for nomination to serve as directors of the Company based on their experience, competence and integrity. This proposal seeks to establish an unduly rigid and restrictive requirement to be met by two-thirds of the members of the Board -- a requirement which would be in addition to those imposed by applicable law and regulations and the rules of the New York Stock Exchange. The Board believes that no benefit to the Company or its shareholders would derive from imposing such an additional requirement, and opposes this proposal as not being in the best interest of the Company or its shareholders. However, the Board recognizes the benefits of having independent, non-management individuals serving together with members of management on the Board of Directors. At the present time, eight members of the Board are not employed by the Company, and six have never been employed by the Company. In addition, the Audit and Incentive Compensation Committees of the Board of Directors each consist entirely of non-management directors meeting the requirements of applicable law and regulations and the rules of the New York Stock Exchange. Accordingly, the Board of Directors recommends a vote against this proposal.

                       SHAREHOLDER PROPOSAL RELATING TO
                     INDEPENDENT DIRECTORS AND COMMITTEES
                              (Proposal No. 5)

  The Connecticut Retirement Plans & Trust Funds, 55 Elm Street, Hartford, Connecticut 06106, owner of 132,030 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by shareholders:

  "A Board of Directors independent from management is of vital importance to a company and its shareholders. Independence of a Board member is based on a number of factors, including:

     Not being employed by the company or an affiliate in an executive capacity within the last five years;
     Not being a past or current employee of a firm that is one of the company's paid advisors or consultants;
     Having no personal services contract with the company; not having any family relationships with an executive or director of the company;
     Not serving on other corporate boards on which the company's chairman or chief executive officer is also a board member, or serving with a non-profit that receives significant contributions from the company.

  "We believe that it is in the best long-term interest of any company for a majority of the members of the Board of Directors to be independent of management.

  "We believe that it is in the best long-term interest of any company that all members of the Audit, Compensation, and Nominating Committees to be independent of management.

                                     20

  "Of the 13 members of the Loews Board of Directors only 4 are entirely independent of management. Five of the Board members are employees, three are former employees, and one director is CEO of a company that has had business transactions with a subsidiary of Loews.

  "Of the two members of the Audit Committee, only one is considered independent.

  "The company has no Compensation Committee, and no Nominating Committee.

  "RESOLVED, that the shareholders of Loews Corporation urge the Board of Directors to take the necessary steps to provide that:

     A majority of the members of the Board of Directors is independent of management, including meeting the criteria outlined above.
     Only directors independent of management participate in the process of nominating candidates for membership on the Board of Directors.
     Only directors independent of management participate in the process of setting compensation policy.
     Only directors independent of management be members of the Audit
     Committee.

  "We urge Loews' shareholders to support this resolution."

  The Board of Directors recommends a vote AGAINST proposal No. 5.

  This proposal seeks to establish a variety of unduly rigid and restrictive requirements relating to the composition of the Board of Directors and certain of its committees -- requirements which would be in addition to and in some respects appear to be duplicative of those imposed by applicable law and regulations and the rules of the New York Stock Exchange. The Board believes that no benefit to the Company or its shareholders would derive from imposing such additional requirements and opposes this proposal as not being in the best interest of the Company and its shareholders. For example, this proposal uses the term "independent" but, in the opinion of the Board, fails to provide a useful definition of the term. However, the Board is mindful of the benefits of having independent, non-management individuals serving together with members of management on the Board of Directors. At the present time, eight of the members of the Board are not employed by the Company, and six have never been employed by the Company. In addition, all three members of the Audit Committee and both members of the Incentive Compensation Committee of the Board of Directors are non-management directors meeting the independence requirements of applicable law and regulations and the rules of the New York Stock Exchange. Accordingly, the Board of Directors recommends a vote against this proposal.

                        SHAREHOLDER PROPOSAL RELATING TO
                      DIRECTORS' STRATEGY DEVELOPMENT ROLE
                             (Proposal No. 6)

  The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 1,400 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

                                     21

  "Resolved, that the shareowners of Loews Corporation ('Company') hereby urge that the Board of Directors prepare a description of the Board's role in the development and monitoring of the Company's long-term strategic plan. Specifically, the disclosure should include the following: (1) A description of the Company's corporate strategy development process, including timelines;
(2) an outline of the specific tasks performed by the Board in the strategy development and the compliance monitoring processes, and (3) a description of the mechanisms in place to ensure director access to pertinent information for informed director participation in the strategy development and monitoring processes. This disclosure of the Board's role in the strategy development process should be disseminated to shareowners through appropriate means, whether it be posted on the Company's website or sent via a written communication to shareowners.

  "Statement of Support: The development of a well-conceived corporate strategy is critical to the long-term success of a corporation. While senior management of our Company is primarily responsible for development of the Company's strategic plans, in today's fast-changing environment it is more important than ever that the Board engage actively and continuously in strategic planning and the ongoing assessment of business opportunities and risks. It is vitally important that the individual members of the Board, and the Board as an entity, participate directly and meaningfully in the development and continued assessment of our Company's strategic plan.

  "A recent report by PricewaterhouseCoopers entitled 'Corporate Governance and the Board - What Works Best' examined the issue of director involvement in corporate strategy development. The Corporate Governance Report found that chief executives consistently rank strategy as one of their top issues, while a poll of directors showed that board contributions to the strategic planning process are lacking. It states: 'Indeed, it is the area most needing improvement. Effective boards play a critical role in the development process, by both ensuring a sound strategic planning process and scrutinizing the plan itself with the rigor required to determine whether it deserves endorsement.'

  "The Company's proxy statement provides biographical background information on each director, indicating his or her compensation, term of office, and board committee responsibilities. While this information is helpful in assessing the general capabilities of individual directors, it provides shareholders no insight into how the directors, individually and as a team, participate in the critically important task of developing the Company's operating strategy. And while there is no one best process for board involvement in the strategy development and monitoring processes, shareholder disclosure on the Board's role in strategy development would provide shareholders information with which to better assess the performance of the board in formulating corporate strategy. Further, it would help to promote 'best practices' in the area of meaningful board of director involvement in strategy development.

  "We urge your support for this important corporate governance reform."

  The Board of Directors recommends a vote AGAINST proposal No. 6.

  The duties and responsibilities of the Company's directors are well established under the laws of Delaware, the state of the Company's incorporation, and the many judicial decisions interpreting that law. Delaware law provides that the business and affairs of a corporation be managed by or under the direction of the corporation's board of directors. The Board of Directors believes that no useful purpose would be served by the preparation of the document which this

                                     22

proposal seeks. In fact, in the opinion of the Board, the document sought by this proposal, which would include descriptions of "mechanisms," "specific tasks," and "timelines," among other things, could have the effect of impeding the full flow of information and dialogue necessary for the Board to perform its duties. Accordingly, the Board of Directors recommends a vote against this proposal.

                       SHAREHOLDER PROPOSAL RELATING TO
                           A NOMINATING COMMITTEE
                             (Proposal No. 7)

  The Central Pension Fund of the International Union of Operating Engineers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016, owner of 28,900 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "RESOLVED, that the shareholders of Loews Corporation ('Company') hereby request that the Company's Board of Directors adopt an Independent Board Nominating Committee Policy that provides for a transition to a Nominating Committee composed entirely of independent directors as Nominating Committee openings occur. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     Employed by the company or an affiliate in an executive capacity; Employed by a firm that is one of the Company's paid advisors or consultants;
     Employed by a significant customer or supplier;
     Employed by a tax-exempt organization that receives significant contributions from the Company;
     Paid by the Company pursuant to any personal services contract with the company;
     Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or
     Related to a member of management of the company.

  "SUPPORTING STATEMENT. A board of director's nominating committee is charged with the role of selecting candidates for the corporation's board. The board of director's fulfills the vital function of hiring, monitoring, compensating, and when necessary, replacing senior management. It participates with and oversees management as it first develops and then executes the corporation's strategic plans.

  "The nominating committee performs the important task of seeking out, interviewing and ultimately recommending new board nominees that will stand for election by the shareholders. The board nominating committee should be composed entirely of directors independent of management who can take the necessary actions to seek, nominate, and present new director candidates to the shareholders. The definition of 'independent' director advanced in the resolution will ensure that those members of our Company's Nominating Committee will be totally independent of management and best able to undertake their responsibilities in developing an independent Board focused on the Company's long-term success.

  "Implementation of this resolution would strengthen the process by which director nominees are selected at our Company. The Board currently has no Nominating Committee to advise it on nominees to the Board. The Board is comprised of thirteen directors. According to the Company's

                                     23

proxy statement, Messrs. A.H. Tisch, J.M. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. D.H. Chookaszian, B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

  "As long-term shareholder, we urge your support of this important corporate governance reform that we believe will contribute to the Company's long-term success."

  The Board of Directors recommends a vote AGAINST proposal No. 7.

  This proposal seeks to establish a nominating committee of the Board of Directors consisting entirely of members who satisfy a variety of unduly rigid and restrictive requirements. The Board believes that the directors, acting through the entire Board, are capable of fulfilling the role of selecting individuals to serve as directors, and that establishing a committee to perform that function would be unnecessary. In addition, in the opinion of the Board, arbitrarily excluding from the nominating process members of the Board who serve in management of the Company does not aid this process. The Board is mindful of the benefits of having independent, non-management individuals participating together with members of management. At the present time, eight of the members of the Board are not employed by the Company, and six have never been employed by the Company. Accordingly, the Board of Directors recommends a vote against this proposal.

                        SHAREHOLDER PROPOSAL RELATING TO
                         INSERTS IN CIGARETTE PACKAGING
                               (Proposal No. 8)

  The following shareholders have indicated in writing that they intend to present the resolution set forth below at the Annual Meeting for action by the shareholders: The Charitable Trust of the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, owner of 1,100 shares of Common Stock; Sinsinawa Dominicans, Inc., 585 County Road Z, Sinsinawa, Wisconsin 53824, owner of 80 shares of Common Stock; Trinity Health, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, owner of 2,100 shares of Common Stock; the Minnesota State Board of Investment, Capitol Professional Office Building, 590 Park Street, St. Paul, Minnesota 55103, owner of 182,338 shares of Common Stock; and Catholic Health Initiatives, 1999 Broadway, Denver, Colorado 80202, owner of 100 shares of Common Stock.

  "WHEREAS, in Lorillard Tobacco Co. et al. V. Reilly, Attorney General of Massachusetts, et al, the U.S. Supreme Court ruled that Massachusetts law regarding the sale of tobacco products constituted 'nearly a complete ban on the communication of truthful information.' Partially because of this restriction, it ruled against the Commonwealth. The Court ruled that 'a speech regulation cannot unduly impinge on the speaker's ability to propose a commercial transaction and the adult listeners opportunity to obtain information about products.'

  "Published reports about this ruling stressed the fact that 'free speech' regarding the promotion and/or sale of tobacco at the point-of-purchase involved 'the communication of truthful information' regarding the product.

  "Our company supported the position of the Court.

                                     24

  "In arguing against damages related to use of our Company's products the Company has argued that consumers were fully informed as to the health-hazards connected to their use. However juries here and abroad have not agreed with such attestations, in part, because of the kinds of promotion - including those at point-of-purchase - used by our Company.

  "In the Master Settlement Agreement reached with 46 States Attorneys General our company agreed to tell the truth about dangers arising from the use of our products.

  "It would seem to the proponents of this resolution that, if the companies support the fact that consumers should be fully appraised of 'truthful information' regarding our products, that such can only be conveyed by a package insert detailing information regarding the product.

  "RESOLVED: shareholders recommend that, in addition to making information known regarding 'cigarette price, brand availability and average tar and nicotine yields,' every package of our tobacco products include full and truthful information regarding ingredients that may be harmful to the consumer's health, the toxicity of the specific brand, and what detriment to life-expectancy the consumer may expect to incur from regular use of the product, as well as the health hazards for others, especially children, connected with environmental tobacco smoke.

  "Supporting Statement: Given the fact that our Company recognizes the health hazards involved in use of the product, we recommend that this insert shall be included with the sale of all of our tobacco products. Cigarettes are a drug-delivery device. With other drugs the FDA has determined that consumers be fully informed as to the effects, counter-effects and adverse warnings of the product. It seems to the filers of this resolution that such information would be another way our company might make sure those using our tobacco products are fully informed as to the consequences of using them."

  The Board of Directors recommends a vote AGAINST proposal No. 8.

  Since 1965 federal law has required uniform warning notices on cigarette packaging. The Company's subsidiary, Lorillard Tobacco Company ("Lorillard") believes, as a policy matter, that it should continue to defer to the judgment of governmental and public health authorities in connection with health warnings on or in cigarette packaging that will best serve the public interest. This proposal, which would require a vague health warning notice with respect only to Lorillard's products, would be confusing to the public and could expose Lorillard to additional risk of litigation. Accordingly, the Board of Directors believes that this proposal would not be in the best interest of the Company, and recommends a vote against this proposal.

                        SHAREHOLDER PROPOSAL RELATING TO
                          ENVIRONMENTAL TOBACCO SMOKE
                              (Proposal No. 9)

  The Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223, owner of 100 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

                                     25

  "WHEREAS, a 2001 Canadian Study published in the International Journal of Cancer conclusively showed that the more people smoke in the workplace, the greater the risks for non-smokers. As was reported in the Globe and Mail (07/12/01), people routinely exposed to a lot of environmental tobacco smoke
(ETS), such as workers in bars and restaurants, face a three-times greater risk for lung cancer. -- In May, 2000 the U.S. National Institute of Environmental Health Sciences formally added to its list of 'known human carcinogens directly inhaled tobacco smoke (ie, environmental tobacco smoke/ETS); The Arthur D. Little report financed by Philip Morris called 'Public Finance Balance of Smoking in the Czech Republic' stated that health care expenditures include the effects of passive smoking (ETS). It stated that, 'based on review of recent studies in the field of respiratory diseases, that ETS causes lung cancer, chronic airways obstruction, aggravation of asthma in asthmatic children and other respiratory diseases.' In a most rigorous study researchers discovered breathing other people's cigarette smoke makes nonsmokers 82% more likely to suffer a stroke. It also increases the risk of heart disease, heart attack, lung and breast cancer, and breathing-related diseases (Tobacco Control, August,. 1999; The Milwaukee Journal Sentinel, August 18, 1999). The Journal of the American Medical Association reported in 2001 (436-41): 'Before exposure to environmental tobacco smoke, coronary flow velocity reserve was significantly higher in nonsmokers than in smokers. After exposure. . .[it] decreased and was not significantly different from that of smokers.' An editorial in JAMA stated of the study: 'The investigators demonstrated that, in healthy young volunteers, just 30 minutes of exposure to secondhand smoke compromised the endothelial function in coronary arteries of nonsmokers in a way that made the endothelial response of nonsmokers indistinguishable from that of habitual smokers.' Restaurant and bar workers have some of the highest rates of lung cancer among all occupations. In a parallel situation our Company was sued by a class of flight attendants who claimed their exposure to ETS increased their risk of contracting lung cancer from ETS. We paid millions of dollars to settle that lawsuit. Our Company has funded numerous restaurant and hospitality associations in its effort to oppose laws prohibiting smoking in restaurants and bars. We also sponsor events in bars wherein we provide cigarettes for patrons to smoke. Our Company has yet to accept the scientific evidence that involuntary exposure to ETS causes lung cancer, yet we admit cigarette smoking is a cause of lung cancer. This failure to warn may increase our liability to incur future litigation. RESOLVED: shareholders request the Company fund appropriate mechanisms to develop and implement a continuing program to warn persons who smoke the company's products, who are exposed to ETS (such as restaurant and bar workers) or who are responsible for minors who are exposed to ETS from the Company's products, that tobacco smoke is hazardous to nonsmokers and to specify the nature of the hazards."

  The Board of Directors recommends a vote AGAINST proposal No. 9.

  For many years public health agencies have issued well publicized reports concerning asserted health risks to non-smokers from environmental tobacco smoke. In addition, many federal, state and local governmental bodies have adopted laws and regulations intended to prohibit or restrict smoking in public places, stores and restaurants and the workplace. The Company's subsidiary, Lorillard, believes that any additional health warning initiatives with respect to environmental tobacco smoke should be established in a uniform manner by applicable governmental bodies and public health agencies. This proposal that Lorillard establish its own warning program would, in the opinion of Lorillard, be confusing, could conflict with various governmental laws and regulations and could expose Lorillard to further risk of litigation. Accordingly, the Board of Directors believes that this proposal would not be in the best interest of the Company, and recommends a vote against this proposal.

                                     26

                               OTHER MATTERS

  The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

  The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. The Company has engaged Innisfree M&A Incorporated ("Innisfree") to solicit proxies on its behalf, at an anticipated cost of approximately $10,000. In addition to the use of the mails, solicitation may be made by Innisfree or employees of the Company personally or by mail, telephone, facsimile or electronic transmission.

Shareholder Proposals for the 2003 Annual Meeting

  Shareholder proposals for the Annual Meeting to be held in 2003 must be received by the Company at its principal executive offices not later than November 27, 2002 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the 2003 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 10, 2003 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                                           By order of the Board of Directors,



                                                       BARRY HIRSCH
                                                         Secretary

Dated:  March 27, 2002

                        PLEASE COMPLETE, DATE, SIGN AND
                          RETURN YOUR PROXY PROMPTLY

                                     27


LOEWS CORPORATION                                                        Proxy
------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Bernard Myerson, Barry Hirsch and Gary W. Garson and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock and Carolina Group stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York, on May 14, 2002, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSALS 3, 4, 5, 6, 7, 8 AND 9.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY




                                                                                                                        Please mark
                                                                                                                         your votes
                                                                                                                    like this [ X ]

The Board of Directors recommends a vote             The Board of Directors recommends a vote AGAINST
FOR Items 1 and 2                                    Items 3, 4, 5, 6, 7, 8 and 9

Item 1-ELECTION OF DIRECTORS     WITHHELD
Nominees:                  FOR   FOR ALL                          FOR  AGAINST ABSTAIN                      FOR  AGAINST ABSTAIN

                                              ITEM 3-SHAREHOLDER  [  ]   [  ]   [  ]   ITEM 7-SHAREHOLDER   [  ]   [  ]   [  ]
       01) J.L. Bower                         PROPOSAL-POLITICAL                       PROPOSAL-NOMINATING
       02) J. Brademas                        CONRIBUTIONS                             COMMITTEE
       03) P.J. Fribourg
       04) B. Myerson                         ITEM 4-SHAREHOLDER  [  ]   [  ]   [  ]   ITEM 8-SHAREHOLDER   [  ]   [  ]   [  ]
       05) E.J. Noha                          PROPOSAL-INDEPENDENT                     PROPOSAL-INSERTS IN
       06) M.F. Price                         BOARD OF DIRECTORS                       CIGARETTE PACKAGING
       07) G.R. Scott      [  ]   [  ]
       08) A.H. Tisch
       09) J.S. Tisch                         ITEM 5-SHAREHOLDER  [  ]   [  ]   [  ]   ITEM 9-SHAREHOLDER   [  ]   [  ]   [  ]
       10) J.M. Tisch                         PROPOSAL-INDEPENDENT                     PROPOSAL-
       11) L.A. Tisch                         DIRECTORS AND                            ENVIRONMENTAL
       12) P.R. Tisch                         COMMITTEES                               TOBACCO SMOKE
       13) F. Wilpon
                                              ITEM 6-SHAREHOLDER  [  ]   [  ]   [  ]
                                              PROPOSAL-DIRECTORS'
                                              STRATEGY DEVELOPMENT
                                              ROLE
WITHHELD FOR: (Write that Nominee's name
in the space provided.)


---------------------------------------------
ITEM 2-RATIFY DELOITTE  FOR  AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT      [  ]   [  ]    [  ]
       ACCOUNTANTS


                                                                     ----------
                                                                               |  Please sign EXACTLY as name appears on this
                                                                               |  Proxy. When shares are held by joint tenants,
                                                                               |  both should sign. When signing as attorney,
                                                                               |  executor, administrator, trustee or guardian,
                                                                               |  please give full title as such. Corporate and
                                                                               |  partnership proxies should be signed by an
                                                                               |  authorized person indicating the person's title.


Signature(s)                                                                      Date:
            --------------------------------------------------------------             --------------------------------------------